EXHIBIT 99.1

Sirna Therapeutics to Present at the 23rd Annual JP Morgan Healthcare Conference

BOULDER, Colo., Jan. 7 -- Sirna Therapeutics Inc. (Nasdaq: RNAI) announced today that Howard W. Robin, President and Chief Executive Officer of Sirna, is scheduled to speak at the 23rd Annual JP Morgan Healthcare Conference on Tuesday, January 11, 2005. The presentation, which will provide participants with a corporate overview and outlook, is scheduled for 10:00 a.m. PST (1:00 p.m. EST) at the Westin St. Francis hotel in San Francisco, CA.

To access the live audio broadcast or the subsequent archived recording, please log on to the Company's website at http://www.sirna.com. Please connect to the website several minutes prior to the start of the webcast to ensure adequate time for any software download that may be necessary. The live broadcast will be archived for 30 days.

About Sirna Therapeutics

Sirna Therapeutics is a clinical-stage biotechnology company developing RNAi-based therapies for age-related macular degeneration (AMD), chronic hepatitis, Huntington's disease, a dermatology program for hair removal, asthma, diabetes and other diseases and conditions. Sirna initiated in November 2004 its Phase 1 clinical trial for its most advanced compound, Sirna-027, a chemically modified siRNA targeting the clinically validated vascular endothelial growth factor pathway to treat AMD. The Company has strategic partnerships with Eli Lilly and Archemix, and the Company has a leading intellectual property portfolio in RNAi. More information on Sirna Therapeutics is available on the Company's web site at http://www.sirna.com.

Statements in this press release which are not strictly historical are "forward-looking" statements which should be considered as subject to many risks and uncertainties. For example, there is a very significant risk that promising pre-clinical results cannot be reproduced in the clinic. Furthermore, Sirna's ability to develop products and to operate as a going concern are contingent upon having readily available cash to fund its operating programs and are subject to the escalating expenses and risks associated with the initiation of clinical trials and their potential outcomes. Other risks and uncertainties include Sirna's early stage of development and short operating history, whether Sirna can achieve and maintain profitability, whether Sirna can obtain and protect patents, the risk of third-party patent infringement claims, whether Sirna can engage collaborators and obtain regulatory approval for products, Sirna's concentration of stock ownership, and availability of materials for product manufacturing. These and additional risk factors are identified in Sirna's Securities and Exchange Commission filings, including the Forms 10-K and 10-Q and in other SEC filings. Sirna undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

For further information please contact: Martin E. Schmieg, Sr. Vice President & CFO of Sirna Therapeutics, Inc., +1-303-449-6500.

Web site: http://www.sirna.com/

SOURCE Sirna Therapeutics Inc.